Thirdline Capital Management, LLC

Code of Ethics

June 30, 2024

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Thirdline Capital Management, LLC (“TLCM”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of TLCM and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a Beneficial Interest. The Code is based upon the principle that TLCM and its employees owe a fiduciary duty to TLCM’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by TLCM continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, Insider Trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both TLCM and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the TLCM has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

TLCM and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	The duty to have a reasonable, independent basis for the investment advice provided;
●	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
●	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
●	The duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, TLCM expects every employee to demonstrate the highest standards of ethical conduct for continued employment with TLCM. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with TLCM. TLCM’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”), for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment with TLCM.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of TLCM in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. He/She may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm’s reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a Supervised Person advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, TLCM shall endeavor to maintain such information on a confidential basis.

The CCO shall periodically report to senior management of TLCM to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Access Person” means any Supervised Person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund the Firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic. Note: If a firm’s primary business is providing investment advice, all of the firm’s directors, officers, and partners are presumed to be Access Persons.

“Account” or “Covered Account” means accounts of any Supervised Person of the Firm deemed to be an Access Person and includes accounts of such Access Person’s immediate family (e.g., a spouse or domestic partner, the spouse’s or domestic partner’s children residing in the same household, or to whom the Access Person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect Beneficial Interest, such as trusts and custodial accounts or other accounts in which the Access Person has a Beneficial Interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Advisory Persons” means employees and certain control persons (and their employees) who make; participate in or obtain information regarding fund securities transactions or whose functions relate to the making of recommendations with respect to fund transactions.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Interest” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a Beneficial Interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

“Blackout Period” represents a time frame during which Access Persons are prohibited from trading in securities in which client transactions in the same security are being considered or traded.

“Chief Compliance Officer” (CCO) refers to the Chief Compliance Officer of TLCM.

“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers) Note: A contribution by a limited partner or a limited partnership adviser, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Covered Associate” means (i) any general partner, managing member, manager, executive officer, or other individual with a similar status or function; (ii) any employee who solicits a Government Entity for the adviser and person who supervises, directly or indirectly, such employee; and Z(iii) any political action committee (“PAC”) controlled by the adviser or by any such persons described in clauses (i) or (ii). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

“Covered Investment Pool” means (i) an investment company registered under the Investment Company Act of 1940 (e.g., mutual fund) that is an investment option of a Plan or Program of a Government Entity; or (ii) any company that is exempt from registering under the Investment Company Act because it either (a) has less than 100 shareholders (“3(c)(1) funds”); (b) have only qualified purchasers (“3(c)(7) funds”); or (c) are collective investment funds maintained by a bank (“3(c)(11) funds”). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

“Front Running” can occur when an individual purchases at a lower price or sells at a higher price before (i) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser’s securities recommendation to purchase or sell a security while in possession of material nonpublic information.

“Government Entity” means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv)officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

“Initial Public Offering” (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Inside Information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the ‘total mix’ of information available.

“Insider” is broadly defined as it applies to TLCM’s Insider Trading policy and procedures. It includes our Firm’s officers, directors and employees. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of the company’s affairs and, as a result, is given access to information solely for TLCM’s purposes. A temporary insider can include, among others, TLCM’s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, TLCM may become a temporary insider of a client it advises or for which it performs other services. If a client expects TLCM to keep the disclosed non-public information confidential and the relationship implies such a duty, then TLCM will be considered an insider.

“Insider Trading” is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to others.

“Investment Person” means a Supervised Person of TLCM who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager’s decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls TLCM and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.

“Investment-Related” means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker- dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

“Limited Offering” means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a Government Entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a Government Entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

“Plan or Program of a Government Entity” means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “qualified tuition plan” authorized by section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

“Private Fund” means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.

“Registered Fund” means an investment company registered under the Investment Company Act.

“Reportable Fund” means any registered investment company for which TLCM, or an Affiliate under TLCM Control, acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter.

“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it DOES NOT INCLUDE: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of open-end mutual funds, unless TLCM or an Affiliate under TLCM Control, acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust unless TLCM, or an Affiliate under TLCM Control, acts as the investment adviser or principal underwriter for the fund.

“Restricted List” typically represents a list of issuers about which an adviser has Inside Information, and results in prohibitions on effecting either client or personal trades in such securities.

“Supervised Person” means any directors, officers and partners of TLCM (or other persons occupying a similar status or performing similar functions); employees of TLCM; and any other person who provides advice on behalf of TLCM and is subject to TLCM’s supervision and control.

“Tipping” means communication of material nonpublic information to others.

“Watch List Securities” typically represent a list of issuers currently being evaluated as potential investment opportunities. Advisers may restrict trading in such securities by one or more of the Firm’s securities analysts or may more broadly apply the restriction to some or all Access Persons.

Standards of Business Conduct

TLCM places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all TLCM’s Access Persons as defined herein. These procedures cover transactions in a Reportable Security in which an Access Person has a Beneficial Interest in or accounts over which the Access Person exercises control as well as transactions by members of the Access Person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for TLCM or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Access Persons

Certain Supervised Persons of the Firm are regarded as Access Persons and as such are subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code.

As detailed in the Definitions section of the Code, an Access Person is a Supervised Person who (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or (ii) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Personal Securities Transactions and Preclearance

General Policy

As previously stated, TLCM’s fiduciary duty to clients and the obligation of all Firm employees to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of clients first. As such, TLCM expects all employees to work diligently in meeting client expectations and fulfilling their job responsibilities.

Although TLCM’s policy does not impose strict limitations as to the number of transactions an Access Person is permitted to execute during a defined timeframe, the scope and volume of personal trading by Access Persons shall be periodically assessed. As part of TLCM’s oversight and monitoring of personal trading by Access Persons, the Firm may impose heightened supervision and or trading restrictions on an Access Person if it believes that such actions are warranted.

TLCM has adopted the following principles governing personal investment activities by TLCM’s Access Persons:

●	the interests of client accounts shall at all times be placed first;
●	all personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
●	Access Persons must not take inappropriate advantage of their positions.

The following types of investments will require preclearance meaning that the CCO must approve a proposed transaction before it is completed:

Preclearance Required for Equity and Option Positions Held by TREIX

No Access Persons shall acquire Beneficial Ownership in positions held by TREIX without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Preclearance Required for TREIX Purchases

No Access Person shall acquire Beneficial Ownership in shares of TREIX without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Preclearance Required for Participation in IPOs

No Access Person shall acquire any Beneficial Ownership in any securities in an Initial Public Offering (IPO) for his or her account, as defined herein without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Preclearance Required for Private Placements or Limited Offerings

No Access Person shall acquire Beneficial Ownership of any securities in a Limited Offering or private placement without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Preclearance for Real Estate Investments

No Access Person shall acquire Beneficial Ownership of any real estate investments without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts. Real estate investments are securities that directly or indirectly hold real estate or reflect the value of real estate investments including, but not limited to, common stock, partnership or similar interests, convertible or non-convertible preferred stock, and convertible or non-convertible secured or unsecured debt issued by any entity that directly or indirectly holds real estate.

ETFs and other registered funds that invest in real estate investments do not require preclearance.

Compliance Procedures for Personal Securities Transactions

1.	Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes a(n) Access Person, file an initial holdings report containing the following information:

●	The brokerage name, security name and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect Beneficial Interest ownership when the individual becomes an Access Person;
●	the account name and the name of any broker, dealer or bank, with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person regardless of whether the account held a Reportable Security; and
●	the date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a(n) Access Person. If the Access Person provides the CCO with copies of brokerage statements for all Covered Accounts, then such brokerage reports will negate the need for the Access Person to separately complete the initial holdings report.

2.	Annual Holdings Report

Every Access Person shall, no later than January 31, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a Reportable Security in which the Access Persons had any direct or indirect Beneficial Ownership:

●	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Reportable Security;
●	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
●	the price of the Reportable Security at which the transaction was effected;
●	the name of the broker, dealer or bank with or through whom the transaction was effected; and
●	the date the report is submitted by the Access Person.

If the Access Person provides the CCO with copies of brokerage statements for all Covered Accounts, then such brokerage reports will negate the need for the Access Person to separately complete a quarterly transaction report.

4.	Exempt Transactions

A(n) Access Person need not submit a report with respect to:

●	transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
●	the Access Person may be required to submit a Personal Securities Reporting Exemption form for each such account;
●	transactions effected pursuant to an Automatic Investment Plan;
●	a quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that TLCM holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and
●	any transaction or holding report if TLCM has only one Access Person, so long as the Firm maintains records of the information otherwise required to be reported.

5.	Monitoring and Review of Personal Securities Transactions

The CCO, or such other individual(s) designated in this Code of Ethics, shall monitor and review all reports required under the Code for compliance with TLCM’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed TLCM. Any transactions for any accounts of the CCO shall be reviewed and approved by a Manager, or other designated supervisory person. The CCO shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and shall inform such Access Persons of their reporting obligations.

6.	Education

As appropriate, TLCM will provide employees with periodic training regarding the Firm’s Code of Ethics and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.

7.	General Sanction Guidelines

It should be emphasized that all required filings and reports under the Firm’s Code of Ethics shall be monitored by the CCO or such other individual(s) designated in the Code. The CCO shall receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing TLCM to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

Custodial Account Reporting

All Access Persons are required to notify the CCO prior to or at the time of establishing a new custodial account or the closing of an existing custodial account, providing the following details:

1.	Account Name
2.	Name of Broker, Dealer or Bank
3.	Date Established (or)
4.	Date Closed

Protecting the Confidentiality of Client Information

Note: At this time, the Adviser does not have any retail clients and therefore does not have access to any personal/confidential client information. Should this change, this section addresses how the information will be handled.

Confidential Client Information

In the course of investment advisory activities of TLCM, the Firm gains access to nonpublic information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by TLCM to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to TLCM’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding TLCM’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and the client’s direction. TLCM does not share Confidential Client Information with any third parties, except in the following circumstances:

●	as necessary to provide service(s) that the client requested or authorized, or to maintain and service the client’s account. TLCM shall require that any financial intermediary, agent or other service provider utilized by TLCM (such as broker-dealers or sub- advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by TLCM only for the performance of the specific service requested by TLCM;

●	as required by regulatory authorities or law enforcement officials who have jurisdiction over TLCM, or as otherwise required by any applicable law. In the event TLCM is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, TLCM shall disclose only such information, and only in such detail, as is legally required; and to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All Supervised Persons are prohibited, either during or after the termination of their employment with TLCM, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information to deliver TLCM’s services to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with TLCM, must return all such documents to TLCM.

Any Supervised Person who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

TLCM enforces the following policies and procedures to protect the security of Confidential Client Information:

●	the Firm restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide TLCM’s services to clients;
●	any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
●	all electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and
●	any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, TLCM and all Supervised Persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personal identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P TLCM has adopted policies and procedures to safeguard the information of natural person clients.

Furthermore, and pursuant to the SEC’s adoption of Regulation S-ID: Identity Theft Red Flag Rules, all ‘financial institutions’ and ‘creditors’ (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts (“Covered Accounts”). TLCM has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing TLCM’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of the CCO.

Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. TLCM has adopted the policies set forth below to guide Supervised Persons in this area.

General Policy

TLCM’s policy with respect to gifts and entertainment is as follows:

●	giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
●	no Supervised Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of TLCM;
●	Supervised Persons should not accept or provide any gifts, entertainment or favors that might influence the decisions you or the recipient must make in business transactions involving TLCM, or that others might reasonably believe would influence those decisions;
●	modest gifts, entertainment and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;
●	TLCM considers gifts under the value of $250 per recipient per year to fall within the category of modest gifts; and
●	where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.

Reporting Requirements

Supervised Persons shall periodically report all gifts or entertainment given, received, or solicited in connection with firm business.

Any Supervised Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of TLCM, including gifts, entertainment or gratuities with a value in excess of $250 per giver per year must obtain consent from the CCO before accepting such gift or entertainment.

Any Supervised Person who intends to give, directly or indirectly, anything of greater than a modest value from any person or entity that does business with or on behalf of TLCM, including gifts and gratuities with value in excess of $250 per year, must obtain consent from the CCO before giving such gift.

TLCM’s policy prohibits Supervised Person seeking to provide or offer any gift to existing clients, prospective clients, or any person or entity that does business with or on behalf of TLCM without obtaining pre-approval from the CCO as provided above.

These pre-approval and reporting requirements do not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with TLCM.

The gift reporting requirements are for the purpose of helping TLCM monitor the activities of its employees. However, the reporting of a gift does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO.

According to the DOL’s Enforcement Manual, gifts and entertainment from one individual or entity that have an aggregate annual value of less than $250 (and that do not violate any plan policy or provision) are considered “insubstantial” and are generally not treated as violations of Section 406(b)(3). Advisers are required to report gifts to certain Taft-Hartley plan trustees to the DOL (e.g., payments of $250 or more per year per person must be reported on Form LM-10).

Political Contributions

Note: At this time, the Adviser is subject to a general restriction from managing assets of state and local governments. As such, this section is not presently applicable. Should this change, this section addresses how potential conflicts will be mitigated.

In July 2010, the SEC adopted the “Pay-to-Play Rule” which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (“Covered Associates”) can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following summarizes TLCM’s Political Contributions policies which are contained in their entirety in the Firm’s Policies and Procedures Manual. Accordingly, the following terms apply to these policies:

“Contribution” is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means (i) any general partner, managing member, manager, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a Government Entity for the adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any of its Covered Associates.

The rule contains three major prohibitions: (1) if the adviser or a Covered Associate makes a contribution to an official of a Government Entity who is in a position to influence the award of the Government Entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that Government Entity for two years thereafter (otherwise known as a “timeout” period); (2) an adviser and its “Covered Associates” are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing to or seeking business from a Government Client; and (3) limits the ability of an adviser and its Covered Associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a Government Entity client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its Covered Associates from doing “anything indirectly which, if done directly” would violate the Rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser’s Covered Associate that is a natural person to contribute: (i) up to $350 to a candidate or an official per election (with primary and general elections counting separately) if the Covered Associate was entitled to vote for the candidate or official at the time of the contribution; and (ii) up to $150 to a candidate or an official per election (with primary and general elections counting separately) if the Covered Associate was not entitled to vote for the candidate or official at the time of the contribution.

General Policy

It is TLCM’s policy to permit the Firm, and its Covered Associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

TLCM recognizes that it is never appropriate to make or solicit political contributions or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, the Firm’s policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser. Furthermore, TLCM’s Supervised Persons are prohibited from soliciting political contributions from vendors or service providers.

Political Contributions to Candidates and Organizations Recommended by Clients. Making a political contribution to a candidate recommended by a client, particularly if the candidate can be influential in seeing that TLCM obtains or maintains its business with the client, can create a potential conflict of interest and may violate Pay-to-Play principles. TLCM will not make any political contribution to candidates or organizations recommended by clients. Organizing individual employee contributions for the purpose of contributing to a candidate recommended by a client is also prohibited.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, TLCM’s practice is to restrict, monitor and require prior approval of any political contributions to government officials.

The CCO shall determine who is deemed to be a “Covered Associate” of the Firm, each such person shall be promptly informed of his or her status as a Covered Associate;

The CCO shall obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be Covered Associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a Covered Associate); such review may include an online search of the individual’s contribution history as part of the Firm’s general background check; and at least annually, the CCO will require Covered Associates to confirm that such person(s) have reported any and all political contributions.

Preclearance Required by Covered Associates for Political Contributions

No Covered Associate shall make a political contribution without prior written approval of the CCO who has been provided with full details of the proposed contribution. Such information will be reported utilizing TLCM’s Political Contribution Pre-Approval Form; approval or denial of such request shall also be documented on this Form.

Note that while the Pay-to-Play rule permits de minimis contributions to be made without triggering a timeout period, TLCM requires Covered Associates to obtain preclearance of such contributions to ensure that the Firm has complete and accurate records regarding political contributions made by its Covered Associates.

In addition, employees deemed to be Covered Associates are required to obtain approval from the Chief Compliance Officer prior to agreeing to serve on the Host Committee for a political fundraiser. Such requests will be submitted utilizing the Political Contribution Pre-Approval Form.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and TLCM to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, Supervised Persons and TLCM may be sued by investors seeking to recover damages for Insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Supervised Persons of TLCM and their immediate family members.

The law of Insider Trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by TLCM), while in the possession of material, nonpublic information, nor may any personnel of TLCM communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact- specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of Insider Trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to TLCM’s securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by TLCM (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to the CCO.
●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.
●	Do not communicate the information inside or outside the Firm, other than to the CCO.

After the CCO has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the CCO before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of the Firm’s research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person of TLCM or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, TLCM must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of Insider Trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of Insider Trading cases). Second, the SEC has adopted a rule which expressly forbids trading and Tipping while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons of TLCM and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted/Watch Lists

Although TLCM does not typically receive Confidential Information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a Restricted List. Securities issued by companies about which a number of Supervised Persons are expected to regularly have material, nonpublic information should generally be placed on the Restricted List.

The CCO may place certain securities on a watch list (Watch List Securities). Securities issued by companies about which a limited number of Supervised Persons possess material, nonpublic information should generally be considered Watch List Securities.

Access Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are Watch List Securities or are on a Restricted List.

Blackout Periods

Access Persons are required to adhere to TLCM’s policy concerning restricted trading periods that may be in place from time to time. This policy may prohibit Access Persons from engaging in transactions in securities on TLCM’s blackout list until the stated Blackout Period has elapsed.

No Access Person shall purchase or sell, directly or indirectly, any security on a day during which any client has a pending buy or sell order in that same security until that order is executed or withdrawn.

Reporting Violations and Sanctions

All Supervised Persons shall promptly report to the CCO all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

●	a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
●	a record of any violation of TLCM’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
●	a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person of TLCM;
●	a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

●	a list of all persons who are, or within the preceding five years have been, Access Persons; and
●	a record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of Private Funds investing in real estate or other private real estate transactions within the past five years after the end of the fiscal year in which such approval is granted.

Acknowledgement

Initial Acknowledgement

All Supervised Persons shall be provided with a copy of the Code and must initially acknowledge in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.

Acknowledgement of Amendments

All Supervised Persons shall receive any amendments to the Code and, in the event any changes to the Code are material, must acknowledge to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All Supervised Persons must annually acknowledge in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised Persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.